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November 30, 1999

Board of Directors
BankIllinois Financial Corporation
100 W. University
Champaign, IL  61820

re:    Tax Opinion Concerning Reorganization under IRC Section 368(a)(1)(A)

Attention:     Gregory B. Lykins

You have requested our opinion as to certain federal income tax consequences of the merger (Merger) of BankIllinois Financial Corporation (BIF) and First Decatur Bancshares, Inc. (FDB) into Main Street Trust, Inc. (Newco). The shareholders of BIF and FDB will receive Newco stock and cash in exchange for their stock of BIF and FDB, respectively. In connection with your request, you have provided us with the Agreement and Plan of Merger dated as of August 12, 1999 (Agreement), by and among FDB, BIF and Newco (Agreement). We have also received and relied upon the following representations made by and on behalf of FDB, BIF, and Newco:


   - To the extent not inconsistent with the following representations, the Merger will be consummated in accordance with the Agreement, by and among FDB, BIF and Newco.

   - The fair market value of Newco stock and other consideration, if any, to be received by BIF and FDB shareholders in the Merger will, in each instance, be approximately equal to the fair market value of BIF and FDB stock surrendered in exchange therefor.

   - In the Merger, shares of both BIF and FDB representing at least 90% of the outstanding stock of BIF and FDB will be exchanged solely for stock of Newco. For purposes of this representation, shares of BIF or FDB stock exchange for cash or other property, surrendered by dissenters or exchanged for cash is lieu of fractional shares of Newco stock will be treated as shares of BIF or FDB stock on the date of the Merger. Moreover, shares of BIF and FDB stock held by BIF and FDB shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered as outstanding stock of BIF and FDB in making this representation.

    - Neither Newco nor any party "related", as defined in the Internal Revenue Code of 1986 (Code) for purposes of Treasury Regulation 1.368-1(e)(3), to Newco has a plan, binding commitment or intention to redeem or otherwise reacquire any of the Newco stock issued in the Merger.


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    -  Following the Merger, Newco will retain substantially all of the assets of BIF and FDB and continue the historic businesses of BIF and FDB.

    - The liabilities of BIF and FDB assumed by Newco and the liabilities to which the assets of BIF and of FDB are subject were incurred by BIF and FDB in the ordinary course of business.

    - BIF, FDB, Newco and shareholders of BIF and FDB will pay their respective expenses, if any, incurred in connection with the Merger.

    - There is and will be no intercorporate indebtedness between or among BIF, FDB and Newco that was or will be issued, acquired or settled at a discount.

    - Neither BIF, FDB nor Newco is an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code. Neither BIF or FDB are under the jurisdiction of a court in a Title 11 or similar case within the meaning of Sections 368(a)(3)(A) of the Code.

    - At the time of the Merger, the fair market value and the adjusted basis for income tax purposes (tax basis) of the assets of BIF and FDB acquired by Newco will exceed the sum of BIF's and FDB's liabilities, plus the amount of liabilities, if any, to which the assets to be acquired are subject.

    - None of the compensation to be received by any shareholder employees of BIF or FDB is separate consideration for, or allocable to, any of their shares of BIF or FDB stock. Newco stock received by any shareholder-employee of BIF or FDB is not separate consideration for, or allocable to, any employment agreement or other compensation owed to such shareholder-employee.

    - The formation of Newco, the Merger of BIF and FDB with and into Newco and the exchange of BIF and FDB stock for Newco stock are to be affected for the business purposes as stated in the Agreement. Further, the reasons for the Merger into Newco of BIF and FDB constitute substantial business purposes of BIF, FDB and Newco and can be documented and demonstrated clearly.

    - No dividends will be paid by BIF or FDB before the consummation of the Merger, other than regular periodic dividends, consistent in amount and in effect with prior dividend distributions.

ASSUMPTIONS

We have assumed all of the representations contained herein are true and correct. We have relied upon the opinion of Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg (BFKPN), counsel to BIF and Newco, and upon which such counsel has expressly stated we are entitled to rely, that the Merger qualifies as a merger or consolidation under applicable state law as more fully described in such opinion.

OPINION


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Based on our understanding of the facts, and relying upon the opinion of
BFKPN with respect to the qualification of the Merger, the representations made to us and assumptions stated herein, our review of the relevant sections of the Internal Revenue Code of 1986, as amended, the regulations promulgated thereunder, and cases, rulings and other authorities, it is our opinion that the transaction will be treated as follows for Federal Income Tax purposes:

  1. The Merger of BIF and FDB into Newco will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) of the Code, and BIF, FDB and Newco will each be a "party to a reorganization" within the meaning of Sections 368(b) of the Code.

  2. No gain or loss will be recognized by BIF, FDB or Newco as a result of the Merger under Sections 361(a), 357(a) of the Code and Rev. Rul. 57-278.

  3. The tax basis of the assets of BIF and FDB acquired by Newco will be, in each case, the same as the tax basis of such assets in the hands of BIF and FDB immediately before the transaction under Sections 362(b) of the Code.

  4. The holding period of BIF's and FDB's assets in the hands of Newco will include the holding period of such assets by BIF and FDB immediately before the transaction under Sections 1223(2) of the Code.

  5. For BIF and FDB shareholders who receive solely Newco stock in exchange for their BIF or FDB stock, the tax basis in the new shares will be the same as the tax basis of the BIF or FDB stock surrendered in exchange therefore under Sections 358(a)(1) of the Code.

  6. The holding period of Newco stock received by BIF or FDB shareholders will include the holding period for the BIF or FDB shares surrendered in the Merger, provided that BIF or FDB shares surrendered were held as capital assets in the hands of the BIF and FDB shareholders at the time of the Merger under Sections 1223(1) of the Code.

  7. In the exchange of stock, no gain or loss will be recognized by the shareholders of BIF or FDB upon the receipt of solely Newco stock under Sections 354(a)(1) of the Code.

Our opinion is based on the representations made to us and the assumptions stated herein. If any of the facts, representations or assumptions are determined to be incorrect, our opinion may be adversely affected. We express no opinion as to the accuracy of the facts, representations and assumptions stated herein. We express no opinion regarding federal, state, local, foreign or other tax matters not contained in items 1. through 7. above.

Our opinion is based upon existing law, Treasury Regulations and on administrative and judicial interpretations of the law and regulations. Administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures as well as judicial decisions are subject to change either prospectively or retroactively. We undertake no obligation to update this opinion for changes in facts or law occurring subsequent to the date of this opinion. This opinion is effective as of Closing; effective time as provided in Section 2.9 of the Agreement. This


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opinion is not binding on the Internal Revenue Service or the courts.

Our opinion is furnished solely for the benefit of the Board of Directors of BIF and is not to be released or distributed to any other person without our prior written consent. We consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-4 filed by Main Street Trust, Inc. with the Securities and Exchange Commission for the purpose of registering securities under the Securities Act of 1933, as amended.

/s/ RSM McGladrey, Inc.